As filed with the Securities and Exchange Commission on October 1, 2013

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bank of America Corporation

(Exact name of registrant as specified in its charter)

Delaware	Bank of America Corporate Center 100 North Tryon Street Charlotte, North Carolina 28255	56-0906609
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification No.)

MERRILL LYNCH & CO., INC. DEFERRED COMPENSATION PLAN

(Full title of the plan)

GARY G. LYNCH

Global General Counsel

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

(704) 386-5681

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

RICHARD W. VIOLA

McGuireWoods LLP

201 North Tryon Street

Charlotte, North Carolina 28202

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Deferred Compensation Obligations (1)	$200,000,000	100%	$200,000,000	$25,760

(1)	The Deferred Compensation Obligations are unsecured obligations of Bank of America Corporation to pay deferred compensation in the future in accordance with the terms of the Merrill Lynch & Co., Inc. Deferred Compensation Plan (the “Plan”). The amount to be registered represents the dollar amount of the compensation to be deferred and payable in the future in accordance with the Plan and participant elections.
(2)	Estimated solely for the purpose of determining the registration fee.
(3)	Calculated pursuant to Rule 457(h). Merrill Lynch & Co., Inc., a wholly-owned subsidiary of the registrant that merged with and into the registrant effective October 1, 2013, previously paid $27,280 in connection with its Registration Statement on Form S-8 (File No. 333-184920) filed on November 13, 2012. Pursuant to Rule 457(p), $24,235, which represents the portion of the registration fee previously paid by Merrill Lynch that relates to unsold securities, is being offset against the registration fee due in connection with this registration statement, and the remaining registration fee of $1,525 is being paid herewith.

EXPLANATORY NOTE

On October 1, 2013, Bank of America Corporation (the “Registrant”) effected a short form merger of Merrill Lynch & Co., Inc. (“Merrill Lynch”), the Registrant’s wholly-owned subsidiary, with and into the Registrant pursuant to section 251 of the Delaware General Corporation Law (the “Merger”). In connection with the Merger, the Registrant assumed sponsorship of the Merrill Lynch & Co., Inc. Deferred Compensation Plan (the “Plan”) and the deferred compensation obligations thereunder. This Registration Statement on Form S-8 registers the aggregate dollar amount of the compensation to be deferred and payable in the future in accordance with the Plan and participant elections.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and in the Prospectus constituting a part of this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013; and

(c) The Registrant’s Current Reports on Form 8-K filed January 7, 2013, January 17, 2013, January 23, 2013, January 31, 2013, March 5, 2013, March 14, 2013, March 15, 2013, April 1, 2013, April 17, 2013, May 6, 2013, May 8, 2013, May 28, 2013, May 29, 2013, July 2, 2013, July 17, 2013, July 24, 2013, August 22, 2013, September 3, 2013 and October 1, 2013 (in each case, other than information that is furnished but that is deemed not to have been filed).

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any information that is furnished but that is deemed not to have been filed) prior to the filing of a post-effective amendment hereto that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and the Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Under the Plan, the Registrant will provide eligible employees the opportunity to agree to the deferral of a specified percentage of their cash compensation. The following summary of the Plan is qualified in its entirety by reference to the Plan document.

The obligations of the Registrant which arise under the Plan (the “Obligations”) will be unsecured general obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. The Registrant is under no obligation and does not intend to fully fund the Obligations.

The Registrant is a separate and distinct legal entity from its broker-dealer and other subsidiaries. Because the Registrant is a holding company, the right of any of its creditors to participate in any distribution of the assets of a subsidiary in the event of a bankruptcy or insolvency of the subsidiary is subject to the claims of creditors of the subsidiary, except to the extent that the Registrant is itself a recognized creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the Registrant are restricted by net capital requirements under the Exchange Act, and under rules of certain exchanges and other regulatory bodies.

The amount of compensation to be deferred by each participating employee (each a “Participant”) will be determined in accordance with the terms of the Plan based on the elections made by each Participant for the respective calendar year during which services are performed for the Registrant by the Participant (each a “Performance Year”), and will be credited to the account maintained by the Registrant for the Participant. A separate account will be maintained for each Performance Year for which a Participant submits an election to defer compensation in accordance with the terms of the Plan.

With respect to each Participant’s account(s), the account balance will be paid by the Registrant on such date as is selected by the Participant in accordance with the terms of the Plan or as otherwise provided in the Plan. The Obligations represented by the account will be indexed to one or more benchmark return options individually chosen by each Participant from a list of investment media. A Participant’s respective account balance for each Performance Year will be adjusted to reflect the investment experience, whether positive or negative, of the Participant’s selected benchmark return options, including any appreciation or depreciation. The Obligations will be denominated and payable in United States dollars.

A Participant’s right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by written will or by the laws of descent and distribution.

The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of the Registrant or through operation of a mandatory or optional sinking fund or analogous provision. However, the Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of the Participant to the balance of his or her deferred account(s) as of the date of such amendment or termination.

The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of Section 145 of the Delaware Corporation Law.

Article VIII of the Registrant’s bylaws provides for indemnification to the fullest extent authorized by the Delaware Corporation Law for any person who is or was a director or officer of the Registrant who is or was involved or threatened to be made involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, manager or employee of the Registrant or is or was serving at the request of the Registrant as a director, officer, manager or employee of any other enterprise. Such indemnification is provided only if the director, officer, manager or employee acted in good faith and in a manner that the director, officer, manager or employee reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

The foregoing is only a general summary of certain aspects of the Delaware Corporation Law and the Registrant’s bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the Delaware Corporation Law and Article VIII of the bylaws of the Registrant.

Pursuant to the Registrant’s bylaws, the Registrant may maintain a directors’ and officers’ insurance policy which insures the directors and officers of the Registrant against liability asserted against such persons in such capacity whether or not the Registrant would have the power to indemnify such person against such liability under the Delaware Corporation Law.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement.

Exhibit No.	Description of Exhibit

4(a)	Merrill Lynch & Co., Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 4(a) to Merrill Lynch’s Registration Statement on Form S-8 (Commission File No. 333-184920) filed on November 13, 2012

5(a)	Opinion of McGuireWoods LLP as to the legality of the securities being registered

23(a)	Consent of McGuireWoods LLP (included in Exhibit 5(a))

23(b)	Consent of PricewaterhouseCoopers LLP

24(a)	Power of Attorney

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 1st day of October, 2013.

BANK OF AMERICA CORPORATION

By:	/s/ BRUCE R. THOMPSON
Bruce R. Thompson Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Brian T. Moynihan	Chief Executive Officer, President and Director (Principal Executive Officer)	October 1, 2013

* Bruce R. Thompson	Chief Financial Officer (Principal Financial Officer)	October 1, 2013

* Neil A. Cotty	Chief Accounting Officer (Principal Accounting Officer)	October 1, 2013

* Sharon L. Allen	Director	October 1, 2013

* Susan S. Bies	Director	October 1, 2013

* Jack O. Bovender	Director	October 1, 2013

* Frank P. Bramble, Sr.	Director	October 1, 2013

* Pierre J. P. de Weck	Director	October 1, 2013

* Arnold W. Donald	Director	October 1, 2013

* Charles K. Gifford	Director	October 1, 2013

* Charles O. Holliday, Jr.	Director	October 1, 2013

* Linda P. Hudson	Director	October 1, 2013

* Monica C. Lozano	Director	October 1, 2013

* Thomas J. May	Director	October 1, 2013

* Lionel L. Nowell, III	Director	October 1, 2013

* Clayton S. Rose	Director	October 1, 2013

* R. David Yost	Director	October 1, 2013

*By: /s/ ROSS E. JEFFRIES, JR. Ross E. Jeffries, Jr. Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4(a)	Merrill Lynch & Co., Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 4(a) to Merrill Lynch’s Registration Statement on Form S-8 (Commission File No. 333-184920) filed on November 13, 2012

5(a)	Opinion of McGuireWoods LLP as to the legality of the securities being registered

23(a)	Consent of McGuireWoods LLP (included in Exhibit 5(a))

23(b)	Consent of PricewaterhouseCoopers LLP

24(a)	Power of Attorney